Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1831
Mylan Announces Final Conversion Rate for Mandatory Convertible Preferred Stock

PITTSBURGH — November 10, 2010 — Mylan Inc. (Nasdaq: MYL) today announced that it has determined the final conversion rate applicable to its 6.50% Mandatory Convertible Preferred Stock (the “Preferred Stock”) that will be converted into common stock of the company effective as of November 15, 2010. Mylan has determined that, in accordance with the governing provisions of the company’s Amended and Restated Articles of Incorporation, as amended, each share of Preferred Stock will be converted at the close of business on November 15, 2010 into 58.5480 shares of common stock of the company, the minimum conversion ratio permitted by the Articles. This reflects the strong stock price performance of the company since the preferred stock was issued. Accordingly, an aggregate of 125,234,172 shares of common stock will be issued to record holders of Preferred Stock on November 15, 2010.
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
###